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                                                                    EXHIBIT 10.4

$3,000,000                                                              4/6/2001

                            UNSECURED PROMISSORY NOTE

Pursuant to the terms of that certain Employment Term Sheet (the "Employment Term Sheet") dated as of 2/27/2001, by and between Jose Antonio Rios ("Employee") and Global Crossing Development Co. ("Employer"), Employer has agreed to make an interest-free loan to Employee.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee agrees as follows:

1. Employee hereby promises to pay to Employer or order, at 360 North Crescent Drive, Beverly Hills, California 90210, or at such other place as the Employer may, from time to time, designate in writing, the principal amount of Three Million Dollars ($3,000,000).

2. The principal amount shall be due and payable in full at the earlier of (i) termination for Cause (as defined in the Employment Term Sheet) (ii) resignation, or (iii) three years. Notwithstanding the foregoing, provided that on February 28, 2002, Employee is employed by Employer, or any other subsidiary Global Crossing Ltd., the sum of One Million Dollars ($1,000,000) shall be forgiven on February 28, 2002. Provided that on February 28, 2003, Employee is employed by Employer, or any other subsidiary Global Crossing Ltd., the sum of One Million Dollars ($1,000,000) shall be forgiven on February 28, 2003. Provided that on February 28, 2004, Employee is employed by Employer, or any other subsidiary Global Crossing Ltd., the remaining principal balance shall be forgiven on February 23, 2004.

3. This Promissory Note shall be interest-free. This Promissory Note may be prepaid in whole or in part at any time. Employee shall be responsible for payment of any and all tax related to the Promissory Note, including but not limited to, tax on imputed interest income and tax on forgiveness of debt.

4. This Promissory Note shall be governed by the laws of the State of New York. In the event of default in the payment of any sums due hereunder, Employer shall be entitled to reimbursement from Employee for all costs of collections, including reasonable attorney's fees and costs. In the event of default in the payment of any sums due hereunder, to the extent permitted by law, Employer shall have the right to offset sums due hereunder against any other sums which may be owed by Employer to Employee.

/s/ Jose Antonio Rios.
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Jose Antonio Rios